CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 138 to the Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of our reports dated January 25, 2018 on the financial statements and financial highlights of Global Stock Fund, International Stock Fund, Dreyfus U.S. Equity Fund and Dreyfus Select Managers Small Cap Value Fund (four of the series comprising Strategic Funds, Inc.) (each a “Fund”) included in each Fund’s annual report for the fiscal year ended November 30, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 26, 2018